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                         [LOGO OF ATRIA APPEARS HERE]

                                                                  July 26, 1996

Dear Stockholder:

  As most of you are aware, Atria Software, Inc. ("Atria") has entered into an agreement to combine with Pure Software Inc. ("Pure") in a "merger of equals" strategic business combination (the "Merger"). At our Special Meeting on Friday, August 23, 1996, you will be asked to consider and approve the Agreement and Plan of Reorganization between Pure, its wholly owned subsidiary, CST Acquisition Corporation and Atria (the "Agreement") relating to the Merger. The accompanying Prospectus/Joint Proxy Statement presents the details of the Merger. Following the Merger, based on the shares of Atria Common Stock and Pure Common Stock outstanding as of July 1, 1996, the former holders of Atria Common Stock will hold 55.7% of the Common Stock of the consolidated entity composed of Pure and Atria together (the "Combined Company Common Stock"), and the holders of Pure Common Stock prior to the Merger will hold 44.3% of the Combined Company Common Stock.

  After careful consideration, Atria's Board of Directors has unanimously approved the Agreement and recommends that you vote FOR the approval and adoption of the Agreement. The Board of Directors of Atria believes the Merger offers Atria and its stockholders a number of important benefits including:
(i) the strategic fit between the two companies, creating an opportunity for the combined company to play a defining role in the market for software development management products, (ii) the potential for the combined company to capitalize on the expanded product offerings and the marketing and product synergies between Atria's and Pure's product lines and (iii) the greater financial, product development, sales and marketing resources that would result from combining the two companies. In the Merger, all of the issued and outstanding shares of capital stock of Atria will be converted into the right to receive an aggregate of approximately 22,200,461 shares of Common Stock, $.0001 par value per share, of Pure, based on the capitalization of Atria and Pure on July 1, 1996. Pure will also assume options exercisable for up to approximately 2,598,602 additional shares of Combined Company Common Stock, based on the number of options outstanding on July 1, 1996.

  All stockholders are invited to attend the Special Meeting in person. The affirmative vote of holders of a majority of the shares of Common Stock, $.01 par value per share ("Atria Common Stock"), of Atria outstanding as of the record date will be necessary for approval and adoption of the Agreement and the transactions contemplated thereby. PURSUANT TO MASSACHUSETTS LAW, AND AS DESCRIBED IN GREATER DETAIL IN THE NOTICE OF THE MEETING AND IN THE PROSPECTUS/JOINT PROXY STATEMENT, HOLDERS OF ATRIA COMMON STOCK WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER.

  Stockholders are urged to review carefully the information contained in the accompanying Prospectus/Joint Proxy Statement, including in particular the information under the captions "Risk Factors," "Atria Software, Inc. Special Meeting--Recommendation of Atria Board of Directors," "Approval of the Merger and Related Transactions--Joint Reasons for the Merger" and "--Atria's Reasons for the Merger" prior to making any voting decision in connection with their Atria Common Stock.

  Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                       Sincerely,

                                       Paul H. Levine
                                       President and Chief Executive Officer

Lexington, Massachusetts

                 YOUR PROXY IS IMPORTANT--PLEASE VOTE PROMPTLY

  ATRIA STOCKHOLDERS SHOULD NOT SURRENDER OR OTHERWISE ATTEMPT TO EXCHANGE THEIR ATRIA STOCK CERTIFICATES FOR PURE STOCK CERTIFICATES UNLESS AND UNTIL THEY HAVE RECEIVED APPROPRIATE NOTICE AND INSTRUCTIONS FOR EXCHANGE.